UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of the 1934 (Amendment No.      )

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☐  Soliciting Material Under Rule 14a-12

Benihana Inc.
(Name of Registrant as Specified in Its Charter)

Coliseum Capital Management, LLC
Coliseum Capital, LLC
Coliseum Capital Partners, L.P.
Blackwell Partners, LLC
Adam Gray
Christopher Shackelton
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Coliseum Capital Partners, L.P.
767 Third Ave, 35th Floor
New York, NY 10017

August [     ], 2010

Dear Fellow Benihana Inc. Class A Common Stockholder:

Coliseum Capital Partners, L.P. and the other participants in this solicitation (collectively, the “Coliseum Capital Group”) are the beneficial owners of approximately [13.7]% of the Class A Common Stock and 4.1% of the Common Stock of Benihana Inc. (“Benihana” or the “Company”). For the reasons set forth in the attached Proxy Statement, we believe a change to the composition of the Company’s current board of directors is necessary in order to ensure that the Company is being managed in a manner consistent with the best interests of common stockholders. In particular, we believe the Class A Common Stockholders need an independent representative on the Board with the qualifications and experience needed to restore stockholder value. Accordingly, we are seeking your support at Benihana’s 2010 annual meeting of stockholders to elect Adam Gray as a Class A Common Stock director. The 2010 Annual Meeting is scheduled be held on Tuesday, September 14, 2010 at [     ] [  ].m. at the [                    ].

The Coliseum Capital Group urges you to carefully consider the information contained in the attached Proxy Statement and then support its efforts by signing, dating and returning today the enclosed [COLOR] proxy card in the postage paid envelope provided. The attached Proxy Statement and proxy card are first being furnished to the stockholders on or about August [     ], 2010.

If you have already returned a [color] proxy card covering Class A Common Stock furnished by Benihana’s management, you have every right to change your vote by voting by telephone, over the Internet, or by signing, dating and returning today the enclosed [COLOR] proxy card in the postage paid envelope provided. Only your latest dated proxy card counts!

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, the firm which is assisting us in this solicitation, at its address and toll-free number below.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free: 1-888-750-5834
Banks and Brokers may call collect: 1-212-750-5833

2010 ANNUAL MEETING OF STOCKHOLDERS
OF
BENIHANA INC.

PROXY STATEMENT
OF
COLISEUM CAPITAL PARTNERS, L.P.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED
[COLOR] PROXY CARD TODAY

Coliseum Capital Partners, L.P., a Delaware limited partnership (“Coliseum Capital”), Coliseum Capital Management, LLC, a Delaware limited liability company (“Coliseum Capital Management”), Coliseum Capital, LLC, a Delaware limited liability company (“CC”), Blackwell Partners, LLC, a Georgia limited liability company (“Blackwell”), Adam Gray (“Mr. Gray” or our “Nominee”) and Christopher Shackelton (“Mr. Shackelton” and, together with Coliseum Capital, Coliseum Capital Management, CC, Blackwell and Mr. Gray, the “Coliseum Capital Group”) are significant stockholders of Benihana Inc., a Delaware corporation (“Benihana” or the “Company”). Each member of the Coliseum Capital Group is a participant in this solicitation.

The Coliseum Capital Group believes a change to the composition of the Company’s current board of directors (the “Board”) is necessary in order to ensure that the Company is being managed in a manner consistent with the best interests of common stockholders. In particular, we believe the Class A Common Stockholders need an independent representative on the Board with the qualifications and experience needed to restore stockholder value. We are seeking your support at Benihana’s annual meeting of stockholders scheduled to be held at [     ][   ].m. (local time), on Tuesday, September 14, 2010, at [                                                  ], including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), to elect Adam Gray to the Board as a Class III Class A Common Stock director.

The Company has two classes of common stock outstanding: Common Stock, $0.10 par value per share (the “Common Stock”), and Class A Common Stock, $0.10 par value per share (the “Class A Common Stock” and, together with the Common Stock, the “Common Shares”). Benihana’s Certificate of Incorporation provides that the Board is divided into three classes with the three-year term of office of a class expiring each year. Benihana’s Certificate of Incorporation also provides that when the Board is divided into at least two classes, as is currently the case, the holders of the Class A Common Stock vote separately as a class to elect 25% (or the next higher whole number) of each class of directors of the Board (the “Class A Common Stock directors”); provided, however, that the number of directors so elected by the holders of the Class A Common Stock may not exceed 25% (or the next higher whole number) of the entire Board. Holders of the Class A Common Stock do not vote for the election of directors at any meeting of stockholders if the terms of office of the Class A Common Stock directors do not expire at such meeting. Holders of the Common Stock vote separately as a class for the remainder of the directors.

According to the Company’s Proxy Statement for the Annual Meeting filed on [          ], (the “Company’s Proxy Statement”), three Class III directors, including one Class A Common Stock director and two Common Stock directors, will be elected at the Annual Meeting. At the Annual Meeting, only the holders of the Class A Common Stock, voting separately as a class, will vote on the election of the Class A Common Stock director. The holders of the Common Stock, together with the holder of the Series B convertible preferred stock, voting separately as a class, will vote on the election of the Common Stock directors. Each Class III director will serve a three-year term expiring at the Company’s 2013 annual meeting of stockholders and until his or her successor is duly elected and qualified.

Benihana has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as August 10, 2010 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to Benihana, as of the Record Date, there were [          ] shares of Common Stock outstanding and [          ] shares of Common Stock entitled to vote the Annual Meeting and [          ] shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting. The Coliseum Capital Group is the beneficial owner of an aggregate of [1,343,883] shares, or [13.7]%, of the Class A Common Stock and 232,483 shares, or 4.1%, of the Common Stock. The participants in this solicitation intend to vote such shares of Class A Common Stock for the election of the Nominee as Class A Common Stock director. The participants in this solicitation are not soliciting proxies from any holders of Common Stock. The principal executive office of Benihana is located at 8685 Northwest 53rd Terrace, Miami, Florida 33166.

This solicitation is being made by the Coliseum Capital Group and not on behalf of the Board or management of Benihana. The Coliseum Capital Group is not aware of any other matters to be brought before the Annual Meeting other than the election of one Class A Common Stock director, two Common Stock directors and ratification of the appointment of the Company’s auditors. Should other matters, of which the Coliseum Capital Group is not aware a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies in the enclosed [COLOR] proxy card will vote on such matters in their discretion.

The Coliseum Capital Group urges you to sign, date and return the [COLOR] proxy card in favor of the election of our Nominee described in this Proxy Statement.

If you have already returned a [color] proxy card covering Class A Common Stock furnished by Benihana management, you may revoke that proxy and vote for the election of our nominee by voting by telephone, over the Internet, or by signing, dating and returning the enclosed [COLOR] proxy card in the postage-paid envelope provided. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to the Coliseum Capital Group, c/o Innisfree M&A Incorporated which is assisting in this solicitation, or to the Secretary of Benihana, or by voting in person at the Annual Meeting.

IMPORTANT

Your vote is important, no matter how many or how few shares you own. The Coliseum Capital Group urges you to vote FOR the election of our Nominee on the [COLOR] proxy card TODAY by telephone, over the Internet, or by signing, dating and returning the enclosed [COLOR] proxy card.

If your Class A Common Stock is registered in your own name, please vote by telephone or over the Internet by following the simple instructions on the enclosed [COLOR] proxy care; or by signing, dating and returning the enclosed [COLOR] proxy card in the postage-paid envelope provided.

If any of your Class A Common Stock is held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Class A Common Stock and only upon receipt of your specific instructions. Accordingly, please vote FOR our nominee by following the instructions provided by your broker, bank or nominee on the [COLOR] voting instruction form, or contact the person responsible for your account and instruct that person to execute on your behalf the [COLOR] proxy card. The Coliseum Capital Group urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Coliseum Capital Group, c/o Innisfree M&A Incorporated which is assisting in this solicitation, at the address and telephone number set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

The Coliseum Capital Group is sending solicitation materials only to holders of Class A Common Stock and is soliciting proxies only from this group of stockholders.

If you have any questions regarding your proxy, or need assistance in voting your Class A Common Stock, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-tree: 1-888-750-5834
Banks and Brokers may call collect: 1-212-750-5833

REASONS FOR THE SOLICITATION

Coliseum Capital Management began investing in Benihana in November 2009 because it believed, and continues to believe, that the Company is massively undervalued. We are the largest owner of Class A Common Stock, with approximately [13.7]% of the outstanding shares, and also own approximately 4.1% of the Common Stock. We believe that the holders of the Class A Common Stock deserve a new, strong, independent and experienced voice on Benihana’s board of directors.

For that reason and those that follow, we are seeking to elect Adam Gray as a Class A Common Stock director. Mr. Gray is committed to ensuring that, as Benihana confronts its challenges and evaluates its alternatives, it does so in a manner that will restore the value of the common stockholders’ investment. We believe that the price of Benihana’s stock is depressed by what we perceive to be lack of transparency and good corporate governance. And we see a meaningful upside opportunity in the value of Benihana if it focuses on operational improvements in its core Benihana concept to restore sales vitality and increase profitability. We also believe that Benihana can create stockholder value by investing to strengthen and expand its RA Sushi concept.

After more than 45 years of operation and promotion, and over 100 million meals served, the Company’s core Benihana teppanyaki brand has iconic recognition, which we consider the foundation for building stockholder value. Yet financial performance over recent years has, in our view, been remarkably poor, particularly when compared to Benihana’s peer group:1

Financial Performance Over Recent Years Has, In Our View, Been Remarkably Poor

•	Despite significant investments to upgrade food quality and multi-million dollar expenditures in the last five years to remodel restaurants, same-store sales have declined precipitously in the core Benihana teppanyaki concept in the past few years:[2]

1 We consider the peer group for:

• Benihana, the company as a whole, to consist of U.S. publicly traded full-service restaurant companies that have an average check size within an approximate $10 range of the Company’s approximate $26.50 average check size, and are either Asian-themed or operate at least 50 restaurants, which group consists of: P.F. Chang’s China Bistro (Nasdaq: PFCB); Kona Grill Inc. (Nasdaq: KONA); Darden Restaurants, Inc. (NYSE: DRI); and The Cheesecake Factory Incorporated (Nasdaq: CAKE);

• Benihana’s teppanyaki concept, to consist of full-service restaurant concepts operated by U.S. publicly traded companies that publicly disclose performance of such concepts, which have an average check size within an approximate $10 range of the teppanyaki concept’s approximate $27.50 average check size, and are either Asian-themed or operate at least 50 restaurants, which group consists of: P.F. Chang’s China Bistro; Kona Grill; the Olive Garden, Red Lobster, Long Horn Steakhouse, and Bahama Breeze concepts of Darden Restaurants Inc.; and The Cheesecake Factory Incorporated (both flagship and Grand Luxe Cafes).
2 As Benihana and its concept-level peer group have different fiscal year ends, to ensure that the comparison of same-store sales is over comparable calendar periods (i.e., January 1 of any year through March 31 of the following year, except for the Darden Restaurants, Inc. concepts, which report on a February quarter-end basis), the concepts’ same-store sales percentages for any year have been aggregated with the same-store sale percentages for an additional quarter (with any additional quarter weighted in this calculation to adjust for that quarter’s sales as a percent of full year’s sales — where available, “Comparable Sales” were used to determine the weighting).

•	The Company has disclosed $44-$51 million of investment[3] in remodeling its teppanyaki restaurants over the last several years, an amount of capital equivalent to 45%-50% of the Company’s current market capitalization (as of July 31, 2010).

•	Despite this significant investment in the restaurants, through March 31, 2010, same-store sales in the Company’s teppanyaki concept are down 10.4%, 15.1% and 11.5%, respectively, from beginning of calendar years 2009, 2008 and 2007.

•	In comparison, these same-store sales declines for the Benihana teppanyaki concept are 1.5 to 2.0 times as fast as its peer group, which experienced average declines of 5.3%, 8.1% and 7.7% over the same timeframes (from beginning of calendar years 2009, 2008 and 2007 respectively through March 31, 2010).

•	Based upon the Company’s recent “pre-release” disclosure on August 2, 2010, same-store sales for its core teppanyaki concept increased only 3.3% over the past quarter, recovering just a fraction of the significant 16.1% declines in same-store sales experienced during the same quarter over the prior two years.

•	These quarterly results, when evaluated over a longer period of time, to us demonstrate meaningful underperformance, as the teppanyaki concept’s trends are more than 2.2x worse than the average 6.0% same-store sales declines for the concept’s peer group for the same three-year period.

•	Restaurant-level operating margins for the teppanyaki concept have declined 590 basis points (“bps”), from 22.6% to 16.7%, or more than 26% since calendar year 2007.[4]

•	This rate of decline in the teppanyaki concept’s restaurant-level operating margin is 3.1x that of the concept’s peer group[5], whose average restaurant-level operating margins fell just 190bps, or 9%, during the same timeframe.

•	We estimate that the teppanyaki concept’s costs of labor are 40%-50% higher than its cost of food and beverages. When the job market strengthens, we expect that wage inflation and turnover will squeeze operating margins at a much greater rate than even the impact of further commodity price inflation.

•	Consolidated EBITDA margins have also declined significantly, falling by 590bps, or 42%, since calendar year 2007, and show no signs of improvement with the most recently disclosed quarter (ended March 28, 2010) alone suffering a 310bps, or 27%, decline from the same quarter prior year.

•	The Company’s peer group has outperformed Benihana, with EBITDA margins falling only 70bps, or 8%, over the period starting calendar year 2007 and ending March 31, 2010.[6]

•	The stock market has recognized Benihana’s poor financial performance.

•	For the three years ending July 31, 2010, the Class A Common Stock has experienced a negative total return of (68)%.

3 Benihana’s most fiscal year 2009 10-K disclosed that it had remodeled 22 of its Benihana teppanyaki restaurants over the last several years at an average cost of $2.0-$2.3 million per unit.
4 Restaurant-level operating margin is determined by subtracting food costs, restaurant labor, other restaurant operating expenses and restaurant occupancy costs (excluding depreciation and amortization) from restaurant sales. Restaurant-level operating margins have been adjusted for non-recurring items. For Teppanyaki, adjustments were made to (a) add back restructuring charges related to the renovation program and (b) subtract insurance settlement proceeds. No adjustments were noted for Teppanyaki’s peer group.
5 Darden Restaurants, Inc. does not report “concept” restaurant-level operating margins and, as such, consolidated restaurant-level operating margins (which include The Capital Grille concept) are utilized for this comparison.
6 Source for EBITDA margins is Capital IQ — “EBITDA, adjusted to exclude stock-based compensation and to include equity in income of affiliates”.

•	This decline in Benihana’s Class A Common Stock was approximately 5 times the rate of Benihana’s peer group and the Russell 2000, whose average total return over the same period was just (13)% and (12)%, respectively.

•	To improve Benihana’s performance in a meaningful way and thereby enhance stockholder value, we believe that Benihana needs, among other things, to:

•	Further differentiate its core Benihana brand in ways that leverage its iconic heritage and authenticity

•	Focus on fixing the teppanyaki concept “within the four walls” before diverting attention and resources to expanding the brand through new builds or acquisitions

•	Return to same-store sales growth with strong and consistent focus upon the core customer, far more systematic and predictable operations, and “on-brand” sales building initiatives — including enhancing the taste of its food, revitalizing the beverage program, establishing daypart-specific strategies (such as Express Lunch), refreshing the marketing, and introducing compelling promotions

•	Improve restaurant operating margins by increasing revenues, optimizing the menu and pricing, controlling costs with re-engineered operating systems, limiting investments in higher priced food to those items that most significantly impact the guest, and ensuring campaigns drive traffic and generate appropriate returns on investment

•	Bring greater predictability to results by leveraging its scale and developing insight into the likely success (or failure) of key initiatives — from new menu introductions to pricing, advertising, remodeling and more

•	Carefully manage capital to ensure that brand-critical and highest-returning initiatives are funded with clear expectations and accountability for returns on investment

•	Invest in the profitable growth of RA Sushi, a concept that accounts for nearly one-quarter of the Company’s sales and offers what we believe to be compelling return characteristics

•	Growth should be focused on back-filling existing markets to establish and leverage operational and advertising scale

•	With the right capital and organizational structure, the Company should be able to enable growth in RA Sushi without distracting from the critical priority of fixing the teppanyaki concept.

•	If elected, Mr. Gray would be but one voice on the Board and would not have the ability to implement unilaterally the changes described above. Nevertheless, we believe that it is critically important that the Class A Common Stockholders have a representative on the Board who will be a strong advocate for such changes, and who will work to keep the Company focused on restoring value to the stockholders.

Our Nominee Will Ensure that the Interests of the Class A Common Stockholders
Are Vigorously Represented on the Board

•	Coliseum Capital Management is meaningfully invested alongside other Class A Common Stockholders. Coliseum Capital Management is the Company’s largest holder of Class A Common Stock. Our interests are squarely aligned with those of other holders of Class A Common Stock: to help rebuild stockholder value while prudently managing risk and restoring careful stewardship of the Company’s capital.

•	Our Nominee, Adam Gray, is committed to vigorously representing the best interests of all common stockholders. As co-founder and manager of Coliseum Capital Management, Mr. Gray has a strong interest in maximizing stockholder value.

•	In contrast, the current Class A Common Stock Director [up for election], Darwin C. Dornbush, to our knowledge owns only 1,975 shares of Class A Common Stock and 16,737 shares of Common Stock (other than shares issuable upon the exercise of options) — despite having been Secretary of Benihana since 1983 and a director from 1995 through 2005 and since 2009. Based on our review of public filings,

Mr. Dornbush has not purchased any common stock of the Company in the public market at any point during his time as a director.

•	Coliseum Capital Management has a proven history of making long-term investments in companies it believes have untapped value, and a track record of constructive involvement. Coliseum Capital Management seeks to maintain a patient investment horizon of three to five years. Since our inception in April 2006, we have maintained investments for an average period of 2.6 years (and counting) in publicly traded companies where we have taken a position requiring public disclosure (such as our investment in Benihana but excluding Benihana for purposes of this holding period calculation).

•	Adam Gray has extensive, relevant industry credentials, having helped to fix, grow and restructure a number of similarly-situated restaurant companies over many years. As described below under “Proposal No. 1 — Election of Director — Our Nominee,” Mr. Gray has held significant managerial responsibility at Ponderosa, Metromedia Restaurant Group (comprising Steak and Ale, Bennigan’s, Bonanza and Ponderosa) and Burger King, and recently joined the board of Uno Chicago Grill.

We Believe Class A Common Stockholders Would Benefit From an Independent
Director Committed to Increased Oversight and Accountability at the Board Level

Fully one-half of Benihana’s current directors are affiliated with, or have other non-Benihana ties to, BFC Financial Corporation (“BFC Financial”), the holder of the Company’s series B convertible preferred stock, or its affiliates:

•	Alan Levan is the Chairman and a significant shareholder of BFC Financial.

•	John Abdo is the Vice Chairman and also a significant shareholder of BFC Financial.

•	Darwin Dornbush is a director of BFC Financial and is also a director of Woodbridge Holdings, a subsidiary of BFC Financial.

•	You should also know that since fiscal year 2008, Benihana has paid Mr. Dornbush approximately more than $450,000 in salary and benefits for certain management advisory services. Since fiscal year 2007, Benihana has paid Mr. Dornbush’s law firm (Dornbush, Schaeffer Strongin & Venaglia, LLP) approximately $3.9 million for legal services.

•	Norman Becker is a director of Bluegreen Corporation, a company in which BFC Financial has a controlling interest. In 2007, Benihana leased an Orlando, Florida restaurant space from a Bluegreen Corporation subsidiary at a base rent of approximately $140,000 per year — with a 20-year term.

We are concerned by the disproportionate level of influence that BFC Financial, whose interests, as noted below, are not necessarily aligned with those of the common stockholders, appears to have over the Board.

•	We are also deeply concerned by the various financial relationships among certain directors, BFC and the company. In addition to the various interests of the directors disclosed above, Benihana has also engaged companies affiliated with BFC Financial to provide financial and risk management services, and in fiscal year 2010 incurred fees of approximately $200,000 on management, financial advisory and other consulting services from Snapper Creek Equity Management LLC, a wholly-owned subsidiary of BFC Financial. We strongly believe that directors should be focused entirely on creating value for the stockholders and not be subject to distraction by other relationships or financial interests with the Company.

•	Consequently, Adam Gray has committed that, if elected, he will accept no payments from Benihana other than the same fees paid to all other directors and the expense reimbursement contemplated herein. The goal of Mr. Gray and the other members of the Coliseum Capital Group is simple: to increase the value of Benihana Class A Common Stock.

The interests of BFC Financial are, in our view, quite different from the interests of holders of Class A Common Stock. As a result of its investment in convertible preferred stock, rather than common stock, BFC Financial enjoys a superior position over the common stockholders in the capital structure, receiving a preferential cash dividend payout of $1.25 per preferred share each year with the ability to convert its preferred stock into Common Stock at a current conversion price of approximately $12.67. In our view, this structurally misaligns BFC Financial’s interests with those of the holders of Class A Common Stock:

•	At the current conversion price of approximately $12.67, BFC Financial stands to increase the value of its investment if the Common Stock price rises above $12.67, but potentially loses nothing if the Common Stock price drops to zero as it still will receive its preferential payout.

•	If the Company issues additional Common Stock at prices below the current conversion price, BFC Financial would enjoy benefits holders of Class A Common Stock would not: its conversion price would ratchet down (so that its preferred stock would be convertible into more shares of Common Stock), and its preferred stock would be further enhanced by the inflow of additional equity beneath it.

In sum, we believe that BFC Financial’s incentives are different from and potentially adverse to those of all other shareholders: outsize risk could yield incremental benefit with little to no potential cost to BFC Financial. We believe these circumstances underline the necessity for as many truly independent directors as possible on the Benihana board. Independent directors can provide the oversight and accountability need to ensure the interests of all stockholders remain paramount.

Benihana’s behavior, in our opinion, demonstrates a striking disregard for the interests of common stockholders and for basic concepts of board accountability.

Earlier this year, Benihana sought stockholder approval for a proposal that would enable the Company to issue additional equity. It structured the proposal as a merger of Benihana with a “shell” company, rather than as a charter amendment (as would be customary), for the simple reason that, otherwise, BFC Financial would not have been entitled to vote on the proposal.

•	In its definitive proxy statement seeking stockholder approval for the proposal, Benihana offered no explanation whatsoever for its decision to structure the proposal in such an unorthodox manner.

•	Facing criticism by the largest holder of the Common Stock (Benihana of Tokyo, Inc.) and one of the largest holders of Class A Common Stock at the time (the Coliseum Capital Group), Benihana issued a press release, just four days before the stockholder meeting, revealing that the proposal was structured as a merger for the purpose of allowing BFC Financial to vote on it.

•	The proposal passed by only 0.35% of the outstanding voting power and would have failed if the transaction had not been structured to give BFC Financial the ability to vote its convertible preferred shares.

Benihana has, in our opinion, been dismissive of legitimate stockholder efforts to engage with the Company. On May 25, 2010, following up on a brief conversation on May 12, Mr. Gray and Mr. Shackelton met with Alan Levan, a director of the Company, and discussed, among other matters, Coliseum Capital Management’s interest in exploring the possibility of adding to the Board one or more persons identified by Coliseum Capital Management. Mr. Levan responded that the Company would consider Coliseum Capital Management’s interest in designating individuals for appointment or election to the Board once Coliseum Capital Management had held its stock for a longer period of time.

After the May 25 meeting, Mr. Gray made numerous attempts to schedule a follow-up discussion with Mr. Levan, but, other than a returned message on May 26, had no response from Mr. Levan. On June 18, Mr. Gray sent an email to Mr. Levan expressing disappointment at not having heard from Mr. Levan and seeking to maintain a constructive engagement with him. On June 22, Mr. Gray sent the following email to Mr. Levan:

Alan —

I am disappointed that you have chosen not to respond to my many calls and e-mails requesting further discussion following-up our meeting last month.

We are proud of Coliseum’s significant history of constructive involvement with the companies in which we invest. At no other time in our history have encountered this kind of unwillingness to engage in meaningful dialogue, particularly where we have invested a substantial amount of capital.

After much thought, our basic view has not changed:

We have a significant interest in the business, believe we can help to protect/create value for the enterprise across a number of fronts, and think it is important to have some new perspectives on the board (including from large holders of common stock).

Our credentials and experience are highly relevant to the issues with which Benihana must contend, including strategy, operations, finance and governance.

As we requested of you at our meeting on May 25, we would very much like to understand how the Board is thinking about the potential to add individuals that we would identify. To be clear, we believe quite strongly that the optimal course is one in which we work collaboratively with the Company to determine the best manner in which to address our mutual concerns and shared objectives. As we’ve said publicly, we think this might well be accomplished by adding one or more directors to the Board, though we continue to evaluate all of our options.

We would like to hear from you by the end of the day tomorrow and hope that we can agree to fully pursue internal discussions before having to trigger a highly visible process that would be distracting for everyone. You should understand that we are fully committed to protecting our investment, and are well versed in what would be required.

We appreciate your consideration and look forward to speaking with you.

Best to e-mail me some windows in which you might be available and I will get back to you. Please let me know.

Sincerely,

Adam

On June 22, Mr. Gray had a telephone conversation with Mr. Levan to continue discussions of, among other matters, Coliseum Capital Management’s continued interest in exploring the possibility of adding a director to Benihana’s Board. In that meeting, Mr. Levan stated that Mr. Gray should not expect a response each time Mr. Gray sought to contact Mr. Levan, that he did not consider Coliseum Capital Management to be a long-term investor, and that a board seat was not in the cards unless Coliseum Capital Management wanted to commence a proxy contest.

On July 13, 2010, the Company announced that its Board had decided to explore strategic alternatives available to the Company, including a possible sale, in order to maximize stockholder value. The Company’s Chief Executive Officer, Mr. Stockinger, stated: “[S]everal large shareholders have expressed disagreement with the Board and have indicated a desire to seek Board membership to pursue a change in the Company’s strategic direction.”

On July 15, 2010, Coliseum Capital Management sent a letter to the Company’s Chief Executive Officer, Mr. Stockinger, stating, among other things, CCM’s intent to nominate a director for election to the Company’s Board:

Dear Rich:

We read with interest your Tuesday announcement regarding the Company’s decision to engage a formal review of strategic alternatives, including a possible sale.

While we are glad that the Company has decided to take a hard look at its business — and to seek advice in doing so — we believe this move increases, rather than decreases, the need for new, independent voices on the board of directors.

In short, we believe the Company is massively undervalued, and that it has substantial opportunities to improve its business and increase shareholder value — whether or not a sale is pursued. We consider it critical at this juncture that the shareholders have strong and continuing input as to how the strategic alternative review process is constructed, how advisors are selected and incentivized, and how the alternatives are evaluated and implemented.

We believe this can best be accomplished by adding a new, independent director with significant industry experience, with credentials highly relevant to Benihana’s specific circumstances, and whose interests are squarely aligned with those of Benihana’s shareholders.

We intend to submit a formal nomination for board membership over the next several days. It continues to be our hope that the Company will react favorably to that nomination, particularly in light of the Company’s current challenges, rather than instigate a costly and distracting election contest.

We appreciate your attention to this matter and look forward to our continued discussions.

Sincerely yours,

/s/ Adam Gray
Adam Gray

On Behalf of Coliseum Capital Management, LLC
As its Managing Directors

Coliseum has heard nothing further from the Board or management.

PROPOSAL 1

ELECTION OF DIRECTOR

The Coliseum Capital Group is seeking your support at the Annual Meeting to elect Adam Gray as a Class A Common Stock director. The Board is currently composed of eight directors divided into three (3) classes with the three-year term of office of a class expiring each year. The Coliseum Capital Group believes that the terms of three (3) Class III directors currently serving on the Board expire at the Annual Meeting, one (1) of whom is elected by the holders of Class A Common Stock. Each Class III director will serve a three-year term expiring at the Company’s 2013 annual meeting of stockholders and until his or her successor is duly elected and qualified. For the reasons stated above, we are seeking your support at the Annual Meeting to elect Mr. Gray in opposition to the Company’s one (1) Class A Common Stock Director nominee, [Darwin C. Dornbush].

The Coliseum Capital Group believes that Mr. Gray is a highly qualified nominee, whom, if elected, will exercise his independent judgment in accordance with his fiduciary duties as director in all matters the come before the Board. Mr. Gray is independent of Benihana in accordance with SEC and NASDAQ rules on board independence and would seek to maximize value for all common stockholders.

Set forth below is the name, age, business address, present principal occupation, and employment and material occupations, positions, offices or employment for the past five years of Mr. Gray. This information has been furnished to the Coliseum Capital Group by Mr. Gray. Mr. Gray is a citizen of the United States of America, and has been nominated by the Coliseum Capital Group in accordance with Benihana’s advance notice provision of its By-Laws.

Our Nominee

ADAM L. GRAY
Age 45

Mr. Gray is a managing partner of Coliseum Capital Management, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. The principal business address of Mr. Gray is 767 Third Avenue, 35th Floor, New York, NY 10017. From January 2005 to November 2005, Mr. Gray was a consultant for Stadium Capital Management, LLC, a private firm with a long-term approach to equity investing. In 2003, Mr. Gray was appointed EVP, Strategic Projects and Capital Management at Burger King Corp. (“BKC”), which at the time was a portfolio company of the private equity sponsors Bain Capital Inc., Texas Pacific Group and Goldman Sachs Capital Partners. From 1994 to 2003, Mr. Gray held several executive positions with the Metromedia Restaurant Group (“MRG”), comprised of S&A Restaurant Corp. and Metromedia Steakhouses Company, LP, which included the Bennigan’s, Steak & Ale, Ponderosa and Bonzana restaurant concepts, rising to EVP, Strategic Development and Concept Services. From 1993 to 1994, Mr. Gray also was EVP at Ponderosa Steakhouses. Prior to MRG, Mr. Gray served as an Associate at Kluge & Co. and an Analyst within Morgan Stanley’s Merchant Banking Group. Mr. Gray holds both a BSE Finance from the Wharton School of Business and a BS Mechanical Engineering from the School of Engineering & Applied Science at the University of Pennsylvania. Since February 2009, Mr. Gray has served on the board of directors of DEI Holdings, Inc., a designer and marketer of premium home theater loudspeakers, and consumer-branded vehicle security and remote start systems. Effective as of July 26, 2010, Mr. Gray also serves on the board of directors of Uno Chicago Grill.

As of the date hereof, Mr. Gray does not directly own any shares of Benihana. Mr. Gray is a manager and affiliate of Coliseum Capital and Coliseum Capital Management, and may be deemed to beneficially own 1,343,883 shares of Class A Common Stock and 232,483 shares of Common Stock beneficially owned by the Coliseum Capital Group. For information regarding purchases and sales during the past two years by the members of the Coliseum Capital Group, please see Schedule I.

On April 15, 2010, Coliseum Capital Management, Blackwell, Mr. Shackelton and Mr. Gray entered into an arrangement in which, among other things, the parties agreed to the joint filings on behalf of each of them of statements on Schedule 13D with respect to the securities of Benihana.

Mr. Gray has consented to serve as a director of the Company if elected and to being named in this Proxy Statement. Mr. Gray will not receive any compensation from the other members of the Coliseum Capital Group for his services as a director of the Company. Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the Coliseum Capital Group and Mr. Gray or any other person or persons pursuant to which the nomination of Mr. Gray described herein is to be made, other than the consent by Mr. Gray to be named in this Proxy Statement and to serve as a director of Benihana if elected as such at the Annual Meeting. Mr. Gray is not a party adverse to Benihana or any of its subsidiaries or has a material interest adverse to Benihana or any of its subsidiaries in any material pending legal proceedings.

The Coliseum Capital Group does not expect that Mr. Gray will be unable to stand for election, but, in the event that he is unable to serve or, for good cause, will not serve, the Common Shares represented by the enclosed [COLOR] proxy card will be voted for substitute nominees, to the extent this is not prohibited under the By-Laws or applicable law. In addition, Coliseum Capital reserves the right to nominate substitute persons if Benihana makes or announces any changes to its By-Laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying Mr. Gray. In any such case, Common Shares represented by the enclosed [COLOR] proxy card will be voted for such substitute nominee, to the extent this is not prohibited under the By-Laws or applicable law. Coliseum Capital reserves the right to nominate additional persons to be elected to the Board at the Annual Meeting pursuant to Article III, Section 1 of the By-Laws, if Benihana increases the size of the Board above its existing size. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of the Coliseum Capital Group that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve would constitute an unlawful manipulation of the Company’s corporate machinery.

We understand that Benihana of Tokyo is soliciting proxies for the election of its two Common Stock director nominees in opposition to management’s nominees, one of whom is the current Chief Executive Officer, Richard Stockinger. The Coliseum Capital Group believes it is important that the Chief Executive Officer be a member of the Board. If Mr. Stockinger is not elected at the annual meeting, Mr Gray, if elected, would urge the Board to expand its size and appoint Mr. Stockinger to the Board.

We urge you to vote for the election of Mr. Gray on the enclosed [COLOR] proxy card.

[PROPOSAL 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s Proxy Statement, the Company has appointed [                    ], an independent registered public accounting firm, as auditors of the Company’s financial statements for the 2011 fiscal year. The Company is asking stockholders to vote in favor of the ratification of the appointment of Grant Thornton LLP as auditors for the 2011 fiscal year.

We support the ratification of the appointment of [                    ] as the Company’s independent auditors for the Company’s 2011 fiscal year.]

VOTING AND PROXY PROCEDURES

Voting Procedures

Stockholders owning Common Stock or Class A Common Stock at the close of business on August 10, 2010 are entitled to vote at the Annual Meeting or any adjournment thereof. [According to the Company’s Proxy Statement, the voting procedures for an annual meeting of stockholders are as set forth below.

Each holder of Common Stock has one vote per share, and each holder of Class A Common Stock has 1/10 of a vote per share, on all matters to be voted on, other than on the election of directors, on which the two classes vote separately. Additionally, the holder of Benihana Series B convertible preferred stock is entitled to vote on an “as if converted” basis together with the holders of Common Stock.

There must be a quorum for any action to be taken at the Annual Meeting. One-third of the voting power of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class A Common Stock director, one-third of the voting power of the common stock and Series B convertible preferred stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Common Stock directors and one-third of the voting power of the Common Stock, the Class A Common Stock and the Series B convertible preferred stock, represented in person or by proxy, will constitute a quorum for purposes of all other matters brought before the meeting. Abstentions will be counted to determine the presence or absence of a quorum at the Annual Meeting. “Broker non-votes” are also counted to determine if a quorum is present at the Annual Meeting, but are not considered a vote cast under Delaware law. Broker non-votes occur when shares held in street name are not voted because the broker holding the shares has not received instructions from the beneficial owner of the shares and does not have discretionary authority to vote with respect to a particular proposal.

A director nominee will be elected by a plurality of the votes cast at the Annual Meeting by the class of stock voting for such director nominee. Any other matter to be considered at the Annual Meeting will require the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting that votes affirmatively or negatively on such matter. Abstentions and broker non-votes will have no effect on the outcome of any matter, including the election of directors, to be considered at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

Whether or not you are able to attend the Annual Meeting, you are urged to vote the enclosed [COLOR] proxy card by telephone, over the Internet, or by signing, dating and returning it in the enclosed self-addressed, prepaid envelope. All valid proxies received prior to the Annual Meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares will be voted in accordance with that specification.]

If no specification is made, the shares of Class A Common Stock will be voted “FOR” our Class A Common Stock nominee and “FOR” the ratification of the appointment of independent auditors.

Proxy Procedures

In order for your views as a holder of Class A Common Stock to be represented at the Annual Meeting, please vote by telephone, over the Internet, or by signing, dating and returning the enclosed [COLOR] proxy card in the postage-prepaid envelope provided.

Revocation of Proxies

Any stockholder who has mailed a [color] proxy card covering Class A Common Stock furnished by Benihana management to Benihana may revoke it before it is voted by subsequently voting a [COLOR] proxy card by telephone, over the Internet, or by signing, dating and returning a [COLOR] proxy card in the enclosed postage-paid envelope. Only your latest, dated proxy will be counted. Proxies may also be revoked at any time prior to voting by: (i) delivering to the corporate secretary of Benihana, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) delivering a duly executed proxy bearing a later date than the proxy delivered previously, or (iii) attending the Annual Meeting and voting in person.

Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights at the Annual Meeting even if you have sold or sell your Class A Common Stock after the Record Date. Accordingly, it is important that you vote the Class A Common Stock held by you on the Record Date, or grant a proxy to vote such Class A Common Stock on the [COLOR] proxy card, even if you have sold or sell such Class A Common Stock after the Record Date.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Coliseum Capital Group. Proxies may be solicited by mail, facsimile, telephone, telegraph, e-mail, in person and by advertisements. In this regard, the Coliseum Capital Group has entered into an agreement with Innisfree M&A Incorporated to retain Innisfree M&A Incorporated’s services to solicit proxies for the Annual Meeting. Innisfree M&A Incorporated will receive for its services a fee of up to $[        ], plus reimbursement of expenses. It is expected that Innisfree M&A Incorporated will use up to approximately [        ] employees for this solicitation.

The entire expense of soliciting proxies is being borne by the Coliseum Capital Group. The Coliseum Capital Group intends to seek reimbursement from Benihana of all expenses it incurs in connection with the solicitation of proxies for the election of Mr. Gray to the Board at the Annual Meeting. Unless otherwise required by law, the Coliseum Capital Group does not currently intend to submit the question of reimbursement of the costs of this solicitation to a stockholder vote. Although no precise estimate can be made at the present time, costs of this solicitation of proxies are currently estimated to be approximately $[        ]. The Coliseum Capital Group estimates that its expenses in connection with this solicitation through the date hereof are approximately $[        ].

ADDITIONAL PARTICIPANT INFORMATION

Our Nominee and the other members of the Coliseum Capital Group are participants in this solicitation. The principal business of Coliseum Capital Management is serving as an investment advisor. The principal business of Coliseum Capital is serving as an asset manager. The principal business of CC is serving as the general partner of Coliseum Capital. The principal business of Blackwell is serving as a manager of investment assets. Messrs. Gray and Shackelton are managers of Coliseum Capital Management and CC.

The address of the principal office of each of Coliseum Capital, Coliseum Capital Management, CC and Messrs. Gray and Shackelton is 767 Third Avenue, 35th Floor, New York, NY 10017. The address of the principal office of Blackwell is c/o DUMAC, LLC, 406 Blackwell Street, Suite 300, Durham, NC 27701.

As of the date hereof, Messrs. Gray and Shackelton do not directly own any shares of Benihana. Messrs. Gray and Shackelton may be deemed to beneficially own 1,343,883 shares of Class A Common Stock and 232,483 shares of Common Stock beneficially owned by Coliseum Capital and Coliseum Capital Management.

CC may be deemed to beneficially own the shares of Benihana held directly by Coliseum Capital and its affiliate, Coliseum Capital Management. Coliseum Capital Management, whose clients include Coliseum Capital and Blackwell, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Benihana, and may be deemed to beneficially own the shares of Benihana held directly by Coliseum Capital and Blackwell.

Messrs. Gray and Shackelton, Coliseum Capital, Coliseum Capital Management, CC and Blackwell, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the shares of Class A Common Stock and Common Stock owned in the aggregate by the members of the Coliseum Capital Group. The following table provides information relating to the beneficial ownership of shares of

Class A Common Stock and Common Stock by each member of the Coliseum Capital Group other than Mr. Gray, which Mr. Gray may be deemed to beneficially own.

Name	Beneficial Ownership

Coliseum Capital, LLC	674,162 shares of Class A Common Stock and 116,041 shares of Common Stock
Coliseum Capital Partners, L.P.	674,162 shares of Class A Common Stock, 1,000 shares of which are held of record, and 116,041 shares of Common Stock, 1,000 shares of which are held of record
Coliseum Capital Management, LLC	1,343,883 shares of Class A Common Stock and 232,483 shares of Common Stock
Blackwell Partners, LLC	669,721 shares of Class A Common Stock and 116,442 shares of Common Stock
Christopher Shackelton	1,343,883 shares of Class A Common Stock and 232,483 shares of Common Stock

For information regarding the purchases and sales during the past two years by the Coliseum Capital Group of any securities of Benihana, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Benihana; (iii) no participant in this solicitation owns any securities of Benihana which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Benihana during the past two years; (v) no part of the purchase price or market value of the securities of Benihana owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of Benihana, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Benihana; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Benihana; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of Benihana’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Benihana or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by Benihana or its affiliates, or with respect to any future transactions to which Benihana or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominee is proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

The Coliseum Capital Group is not aware of any other matters to be considered at the Annual Meeting. However, should other matters, of which the Coliseum Capital Group is not aware a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed [COLOR] proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders must be received no later than one hundred twenty (120) days prior to the one year anniversary of the Company’s release of its definitive proxy statement for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. If next year’s annual meeting of stockholders is held on a date more than 30 calendar days before or after [September 14, 2011], a stockholder proposal must be received by the Company a reasonable time before the Company begins printing and mailing the proxy solicitation for the 2011 annual meeting of stockholders. In addition, the By-Laws provide that no proposal may be properly raised at next year’s annual meeting of stockholders unless the Company receives notice of the proposal not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice of a proposal must be received by the Company not later than the 10th day following the day on which notice of the date of the annual meeting of stockholders is mailed or public disclosure is made. All proposals and notifications should be addressed to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at Benihana’s 2011 annual meeting of stockholders is based on the information contained in the Company’s Proxy Statement. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Coliseum Capital Group that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

The Coliseum Capital Group has omitted from this Proxy Statement certain disclosure required by applicable law that is expected to be included in the Company’s Proxy Statement relating to the Annual Meeting. This disclosure is expected to include, among other things, current biographical information on Benihana’s current directors and other important information. The Coliseum Capital Group was not involved in the preparation of the Company’s Proxy Statement. See Schedule II for information regarding persons who beneficially own more than 5% of the shares and the ownership of the shares by the directors and management of Benihana.

The information concerning Benihana contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Schedule I

TRANSACTIONS IN SECURITIES OF BENIHANA INC.
DURING THE PAST TWO YEARS

Coliseum Capital Partners, L.P. — Class A Common Stock

Purchase or Sale	Date	Number of Shares	Price Per Share

Purchase	11/9/2009	15,839	4.99
Purchase	11/10/2009	2,938	5.05
Purchase	11/11/2009	5,852	5.15
Purchase	11/12/2009	14,711	5.14
Purchase	11/13/2009	4,534	5.10
Purchase	11/16/2009	2,372	5.25
Purchase	11/17/2009	6,557	5.20
Purchase	11/18/2009	10,037	5.18
Purchase	11/19/2009	1,730	5.21
Purchase	11/20/2009	23,744	5.20
Purchase	11/23/2009	41,237	5.24
Purchase	11/24/2009	117,500	5.21
Purchase	11/25/2009	18,800	3.73
Purchase	11/25/2009	117,500	3.56
Purchase	11/27/2009	6,146	3.40
Purchase	11/30/2009	1,824	3.29
Purchase	1/27/2010	2,019	4.31
Purchase	1/28/2010	7,591	4.35
Purchase	1/29/2010	3,415	4.31
Purchase	2/1/2010	2	4.32
Purchase	2/2/2010	4,368	4.52
Purchase	2/3/2010	5,079	4.65
Purchase	2/4/2010	10,249	4.67
Purchase	2/5/2010	3,314	4.69
Purchase	2/8/2010	4,626	4.69
Purchase	2/9/2010	7,335	4.68
Purchase	2/12/2010	2,123	4.66
Purchase	2/16/2010	9,396	5.16
Purchase	5/25/2010	9,500	5.71
Purchase	6/25/2010	120,000	5.34
Purchase	6/29/2010	9,000	5.58
Purchase	6/29/2010	600	5.50
Purchase	6/30/2010	4,311	5.90
Purchase	7/2/2010	3,930	5.50
Purchase	7/6/2010	7,500	5.09
Purchase	7/7/2010	28,483	4.97
Purchase	7/29/2010	40,000	6.29

Blackwell Partners, LLC — Class A Common Stock

Purchase or Sale	Date	Number of Shares	Price Per Share

Purchase	11/9/2009	17,861	4.99
Purchase	11/10/2009	3,312	5.05
Purchase	11/11/2009	6,598	5.15
Purchase	11/12/2009	16,589	5.14
Purchase	11/13/2009	5,111	5.10
Purchase	11/16/2009	2,675	5.25
Purchase	11/17/2009	7,395	5.20
Purchase	11/18/2009	11,319	5.18
Purchase	11/19/2009	1,951	5.21
Purchase	11/20/2009	26,775	5.20
Purchase	11/23/2009	54,663	5.24
Purchase	11/24/2009	132,500	5.21
Purchase	11/25/2009	21,200	3.73
Purchase	11/25/2009	132,500	3.56
Purchase	11/27/2009	6,930	3.40
Purchase	11/30/2009	1,976	3.29
Purchase	1/27/2010	2,188	4.31
Purchase	1/28/2010	8,225	4.35
Purchase	1/29/2010	3,700	4.31
Purchase	2/1/2010	2	4.32
Purchase	2/2/2010	4,732	4.52
Purchase	2/3/2010	5,503	4.65
Purchase	2/4/2010	11,104	4.67
Purchase	2/5/2010	3,591	4.69
Purchase	2/8/2010	5,011	4.69
Purchase	2/9/2010	7,946	4.68
Purchase	2/12/2010	2,301	4.66
Purchase	2/16/2010	10,180	5.16
Purchase	6/25/2010	80,000	5.34
Purchase	6/29/2010	6,000	5.58
Purchase	6/29/2010	400	5.50
Purchase	6/30/2010	2,874	5.90
Purchase	7/2/2010	2,620	5.50
Purchase	7/6/2010	5,000	5.09
Purchase	7/7/2010	18,989	4.97
Purchase	7/29/2010	40,000	6.29

Coliseum Capital Partners, L.P. — Common Stock

Purchase or Sale	Date	Number of Shares	Price Per Share

Sale	11/09/2009	13,724	6.35
Sale	11/10/2009	1,363	6.28
Sale	11/11/2009	94	6.25
Sale	11/12/2009	1,363	6.26
Sale	11/13/2009	94	6.25
Sale	11/16/2009	1,233	6.20
Sale	11/19/2009	978	6.24
Sale	11/20/2009	2,576	6.11
Purchase	11/25/2009	3,055	3.81
Purchase	11/27/2009	3,527	3.73
Purchase	12/17/2009	70	3.70
Purchase	12/28/2009	48	3.90
Purchase	1/14/2010	1,452	5.01
Purchase	1/19/2010	2,284	5.12
Purchase	1/20/2010	384	5.12
Purchase	1/21/2010	665	5.04
Purchase	1/27/2010	595	4.68
Purchase	1/28/2010	102	4.70
Purchase	1/29/2010	396	4.70
Purchase	2/3/2010	186	5.00
Purchase	2/4/2010	720	5.11
Purchase	2/5/2010	1,281	5.12
Purchase	2/8/2010	192	5.12
Purchase	2/9/2010	1,152	5.12
Purchase	2/10/2010	5,316	5.08
Purchase	3/24/2010	3,744	6.07
Purchase	3/25/2010	620	6.15
Purchase	3/26/2010	436	6.20
Purchase	4/5/2010	770	6.25
Purchase	4/6/2010	430	6.10
Purchase	4/12/2010	70,000	6.31
Sale	4/15/2010	35,000	6.31
Purchase	5/6/2010	1,350	6.11
Purchase	5/7/2010	1,495	6.15
Purchase	5/10/2010	6,800	6.17
Purchase	5/11/2010	250	6.23
Purchase	5/12/2010	5,000	6.50
Purchase	5/13/2010	4,607	6.50
Purchase	5/14/2010	850	6.50
Purchase	5/17/2010	300	6.50
Purchase	5/19/2010	2,250	6.50
Purchase	5/24/2010	27,500	6.15
Purchase	5/25/2010	2,000	6.07
Purchase	5/28/2010	2,254	6.00
Purchase	6/3/2010	150	6.00
Purchase	6/4/2010	8,832	5.98
Purchase	6/7/2010	6,342	5.84
Purchase	6/9/2010	2,250	5.84
Purchase	6/10/2010	2,611	5.82
Purchase	6/11/2010	200	5.86

Blackwell Partners, LLC — Common Stock

Purchase or Sale	Date	Number of Shares	Price Per Share

Sale	11/09/2009	15,476	6.35
Sale	11/10/2009	1,537	6.28
Sale	11/11/2009	106	6.25
Sale	11/12/2009	1,537	6.26
Sale	11/13/2009	106	6.25
Sale	11/16/2009	1,392	6.20
Sale	11/19/2009	1,102	6.24
Sale	11/20/2009	2,904	6.11
Purchase	11/25/2009	3,445	3.81
Purchase	11/27/2009	3,977	3.73
Purchase	12/17/2009	80	3.70
Purchase	12/28/2009	52	3.90
Purchase	1/14/2010	1,573	5.01
Purchase	1/19/2010	2,475	5.12
Purchase	1/20/2010	416	5.12
Purchase	1/21/2010	751	5.04
Purchase	1/27/2010	645	4.68
Purchase	1/28/2010	110	4.70
Purchase	1/29/2010	429	4.70
Purchase	2/03/2010	203	5.00
Purchase	2/04/2010	780	5.11
Purchase	2/05/2010	1,389	5.12
Purchase	2/08/2010	208	5.12
Purchase	2/09/2010	1,247	5.12
Purchase	2/10/2010	6,380	5.08
Purchase	3/24/2010	4,056	6.07
Purchase	3/25/2010	671	6.15
Purchase	3/26/2010	473	6.20
Purchase	4/5/2010	830	6.25
Purchase	4/6/2010	470	6.10
Purchase	4/15/2010	35,000	6.31
Purchase	5/6/2010	1,350	6.11
Purchase	5/7/2010	1,495	6.15
Purchase	5/10/2010	6,800	6.17
Purchase	5/11/2010	250	6.23
Purchase	5/12/2010	5,000	6.50
Purchase	5/13/2010	4,606	6.50
Purchase	5/14/2010	851	6.50
Purchase	5/17/2010	300	6.50
Purchase	5/19/2010	2,251	6.50
Purchase	5/24/2010	27,500	6.15
Purchase	5/25/2010	2,000	6.07
Purchase	5/28/2010	2,254	6.00
Purchase	6/3/2010	150	6.00
Purchase	6/4/2010	8,831	5.98
Purchase	6/7/2010	6,343	5.84
Purchase	6/9/2010	2,250	5.84
Purchase	6/10/2010	2,611	5.82
Purchase	6/11/2010	100	5.86

Schedule II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is based solely on information provided in the Company’s recent amendment to its annual report filed on Form 10K/A with the Securities and Exchange Commission on July 26, 2010.

The following is information relating to the beneficial ownership of the Common Stock and Class A Common Stock by all persons Benihana knows who own beneficially more than 5% of the Benihana Common Stock or Class A Common Stock outstanding on August [     ], 2010 and by all of the Benihana executive officers and directors. Except as otherwise noted, the named person owns directly and exercises sole voting power and investment discretion over the shares listed as beneficially owned.

	Common Stock		Class A Common Stock
	Amount and		Amount and
	Nature of	Percent	Nature of	Percent
Name (and address if applicable)	Beneficial	of	Beneficial	of
of Beneficial Owners	Ownership	Class	Ownership(1)	Class

5% Stockholders
Benihana of Tokyo, Inc.(2)	2,153,744	38.1%	—	—
232 East 63rd Street New York, New York 10021
Kyle Aoki(2)	2,153,744	38.1%	—	—
Grace Aoki(2)	2,153,744	38.1%	—	—
Kevin Y. Aoki(2)	2,153,744	38.1%	—	—
Kenneth Podziba(2)	2,153,744	38.1%	—	—
BFC Financial Corporation(3)	1,578,943	21.8	—	—
2100 W Cypress Creek Road Ft. Lauderdale, Florida 33309
Andreeff Equity Advisors, L.L.C.(4) Dane Andreeff	537,634	9.5%	642,287	6.6%
140 East St. Lucia Lane Santa Rosa Beach, FL 32459
FMR, LLC(4)	585,155	10.4%	—	—
Fidelity Management & Research Company Fidelity Low-Priced Stock Fund
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Coliseum Capital Management, LLC(5) Adam Gray Christopher Shackelton	232,483	4.1%	1,343,883	13.7%
767 Third Avenue, 35th Floor New York, NY 10017
RBC Global Asset Management (U.S.) Inc.(4)	—	—	978,106	10.0%
100 South Fifth Street, Suite 2300 Minneapolis, MN 55402

	Common Stock		Class A Common Stock
	Amount and		Amount and
	Nature of	Percent	Nature of	Percent
	Beneficial	of	Beneficial	of
Name of Officers and Directors	Ownership	Class	Ownership(1)	Class

Named Executive Officers and Directors
Taka Yoshimoto(8)	112,700	2.0%	3,600	*
John E. Abdo(6)(7)	79,500	1.4%	122,333	1.2%
Juan C. Garcia(9)	—	—	10,533	*
Norman Becker(6)(7)	39,375	*	103,083	1.0%
Darwin C. Dornbush(7)	16,737	*	21,975	*
Richard Stockinger(7)	15,237	*	16,667	*
Lewis Jaffe(6)(7)	15,000	*	57,033	*
Joseph J. West(6)(7)	11,000	*	43,333	*
J. Ronald Castell(6)(7)	10,000	*	43,333	*
Alan B. Levan(7)	—	—	6,667	*
Christopher P. Ames	—	—	—	—
Gene R. Baldwin	—	—	—	—
All current directors and executive officers as a group(6)(7)	186,849	3.2%	414,424	4.1%

Notes

(1)	Shares of Common Stock are convertible at any time into shares of Class A Common Stock at the option of the holder. Therefore, each beneficial owner of Common Stock may be deemed the beneficial owner of the same number of shares of Class A Common Stock. The holdings listed in the table setting forth beneficial ownership of Class A Common Stock do not include holdings of Common Stock (as converted).

(2)	All of the issued and outstanding capital stock of Benihana of Tokyo, Inc. (the “Benihana of Tokyo Stock”) is owned by a trust of which Kevin Y. Aoki, Kyle Aoki, Grace Aoki and Kenneth Podziba are the named trustees. By reason of such position, such individuals may be deemed to share beneficial ownership of the Benihana of Tokyo Stock and the shares of the stock owned by Benihana of Tokyo.

(3)	Represents Common Stock which BFC Financial would own upon conversion of the 800,000 shares of Series B convertible preferred stock currently held by BFC Financial.

(4)	Based solely upon reports on Schedule 13G filed by or on behalf of such persons.

(5)	Based on the number of shares of Common Stock and Class A Common Stock outstanding as of July 16, 2010, as set forth in the Company’s Form 10-K/A filed with the Securities and Exchange Commission on July 26, 2010.

(6)	Beneficial ownership on this table includes the following number of shares of Common Stock which may be purchased upon exercise of options which are presently exercisable or which will become exercisable within 60 days after July 16, 2010: Mr. Abdo — 36,500 shares; Mr. Becker — 33,625 shares; Mr. Jaffe — 15,000 shares; Mr. West — 10,000 shares; Mr. Castell — 10,000 shares; all current executive officers and directors as a group — 105,125 shares.

(7)	Beneficial ownership on this table also includes the following number of shares of Class A Common Stock which may be purchased upon exercise of options which are presently exercisable or which will become exercisable within 60 days after July 16, 2010: Mr. Abdo — 96,333 shares; Mr. Becker — 90,583 shares; Mr. Jaffe — 53,333 shares; Mr. Castell — 43,333 shares; Mr. West — 43,333 shares; Mr. Stockinger — 16,667 shares; Mr. Dornbush — 20,000 shares; Mr. Levan — 6,667; all current executive officers and directors as a group — 370,249 shares.

(8)	Mr. Yoshimoto resigned as the Company’s Executive Vice President — Operations and as a member of the Board effective December 18, 2009.

(9)	Mr. Garcia resigned as the Company’s President and Chief Operating Officer effective January 13, 2010.

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Benihana Inc. Common Stock for the upcoming Annual Meeting of Stockholders. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS: Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-XXX-XXX-XXXX, on a touch-tone telephone. If outside the U.S. or Canada, call 1-XXX-XXX-XXXX. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR Vote by Internet – Please access https://www.proxyvotenow.com/[___], and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: The Coliseum Capital Group, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155 ? TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ?

The Coliseum Capital Group recommends a vote “FOR” the election of Adam Gray and “FOR” the ratification of appointment of Deloitte & Touche LLP as the independent auditors. (Please mark each matter with an “X” in the appropriate box.) Proposal No. 1 – The Coliseum Capital Group’s proposal to elect Adam Gray as a Class A Common Stock director ? FOR ? AGAINST ? ABSTAIN Proposal No. 2 – The Company’s proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2011 fiscal year. ? FOR ? AGAINST ? ABSTAIN Dated: Signature Signature (if held jointly) Title(s), if any Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys should include their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. ? TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ? [COLOR] PROXY [PRELIMINARY COPY-SUBJECT TO COMPLETION] BENIHANA INC. 2010 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE COLISEUM CAPITAL GROUP THE BOARD OF DIRECTORS OF BENIHANA INC. IS NOT SOLICITING THIS PROXY The undersigned appoints and constitutes [ ] and [ ], attorneys and proxies with full power of substitution, to vote all shares of Class A Common Stock of Benihana Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2010 annual meeting of stockholders of the Company to be held on Tuesday, September 14, 2010 at [10:00] a.m. (local time), at [Marriott Doral Golf Resort & Spa, 4400 N.W. 87th Avenue, Miami, Florida 33178], and including at any adjournments or postponements thereof and at any meeting called in lieu thereof, hereby revoking any proxies previously given, as directed herein. This proxy will be voted as specified herein, and unless otherwise directed, will be voted “FOR” the election of Mr. Gray, or any substitution thereto, and “FOR” the ratification of the appointment of independent auditors. This proxy will also be voted at the discretion of the proxy holders upon such other business as may properly come before the meeting. YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY. (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE)